Exhibit 99.1

Unusual Machines Issues Letter to Shareholders

CEO Allan Evans shares Q1 2025 highlights and provides insight into the Company’s future plans

ORLANDO, Florida – May 8, 2025 (ACCESSWIRE) – Unusual Machines, Inc. (NYSE American: UMAC) (“Unusual Machines” or the “Company”), a drone and drone components manufacturer, today announced it filed its Form 10-Q with the U.S. Securities and Exchange Commission for the first quarter of 2025 and provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

This shareholder letter follows the completion of our first quarter of 2025. It has been another great quarter and a solid start to the year. We recently closed a major financing for $40M and continue to have substantial interest from shareholders. We want to take this opportunity to provide context and deeper insights into our operations and what these represent for Unusual Machines’ future.

Operations Update

Unusual Machines revenue for the first quarter was about $2.05 million in sales which represents a year over year increase for the quarter of approximately 59%. This is our best revenue quarter of all time for the fourth consecutive quarter and was achieved in a quarter where we typically see a drop off from holiday sales. Approximately 15% of our Q1 revenue was from enterprise sales and we expect this to expand throughout 2025.

Cash Position

We prioritize managing our cash position and cash flow. We started the fourth quarter with $3.8 million and finished the quarter with $5.0 million. The breakdown of the cash position change over the quarter (Table 1) provides greater detail our expenses. Total expenses were above expectations, as there were annual costs like D&O insurance and public listing fees that occur annually. This cash position has been augmented by our $40M public financing in Q2.

No Margin Accounts

Before we talk about the latest good news, there are always some Debbie Downers who want to push our stock price down. One key way they do it is through short selling. If someone wants to short sell our stock that person has to borrow shares. The obvious source is from broker-dealers who lend your shares as part of their business. But they can only do that if your stock is in a margin account. So to our loyal shareholders, please make sure your stock is not sitting in a margin account. Call your broker.

Financing and use of proceeds

The nature of the company was recently and dramatically changed by the company raising $40M at $5.00 per share on May 6th. Net proceeds after expenses are about $36M leaving the company with over $40M in cash. This injection of capital will be used for capital expenditures to build out our domestic drone motor factory in Orlando, Florida and operations. The majority of the money will sit in the bank, earn interest at a competitive rate, and will provide Unusual Machines with a very healthy balance sheet. This creates a major competitive advantage at scale; the large companies that are our enterprise customers want stability and financial health from their suppliers. Our material suppliers want the same things as we place large orders so they have confidence in getting paid. To be clear, we still absolutely prioritize prudent spending and are seeking to get to cash flow positive in 4-6 quarters.

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Cap Table Changes

The financing has changed our capitalization table substantially. Unusual Machines now has 24,830,170 fully diluted shares with no shareholder to our knowledge owning more than 9.9% of the total. We have over $40M in cash (which includes the May financing), and $0 in debt. Given the cash position, limited cash burn, improving revenues, and diversified shareholder base; we believe the company is in a very strong position to grow quickly throughout 2025.

Tariff and Regulatory Impacts

The regulatory environment is dynamic. Tariffs have been implemented, paused, changed, and are challenging to keep up with. The impacts from tariffs both internally and externally are expected to create an anomalous second quarter. Internally, Unusual Machines is placing larger inventory orders during the tariff pause to reduce uncertainty from policies that may be implemented at the end of the 90-day pause. We expect tariffs to create reduced margins and higher costs in the second quarter due to tariffs on the delivery of orders we placed prior to tariffs being implemented. This negative impact from tariffs on our business should be short lived as we have already transitioned our supply chains and our accelerating our domestic production and procurement of components, although we are seeing higher costs from some of our new suppliers.

Externally, tariffs and the uncertain regulatory environment are creating unusual market conditions that may be difficult to anticipate. These impacts are likely to influence our consumer business in ways we find challenging to model. While we expect to continue to see consumer sales growth, it may slow down a little depending on how things play out. At the same time, we see an uptick in interest on the enterprise side as other businesses look to us for components and general predictability. We believe the impacts of tariffs will ultimately benefit Unusual Machines more than hinder us, but we don’t expect to see GAAP validation of that expectation until the third quarter.

Looking Ahead

Our priorities moving forward are clear:

•	Grow Revenue: We plan on being aggressive. We will continue to invest in and expand Rotor Riot’s operations, driving both top-line growth and improved margins while introducing more U.S. made components at competitive prices. We plan to take advantage of the tariffs to improve gross margins, and we anticipate substantial capital expense outlay as we work to very quickly scale a motor factory in Orlando.

•	Get to Cash Flow Positive: We plan to grow in a controlled manner with the focus of our efforts driving us toward positive cash flow. We expect to need $15-20M in an annual revenue run rate to reach this target and are working toward getting there in 4-6 quarters depending on how the enterprise market materializes in the second half of 2025 and the continuation of tariff policies.

We are enthusiastic about the future of Unusual Machines. The company is in a great position to capitalize on enterprise sales and take advantage of the regulatory environment and macroeconomic factors to rapidly scale. We appreciate you all for the confidence and support in our vision. Please reach out with any questions or comments.

Sincerely,

Allan Evans

CEO of Unusual Machines

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First Quarter Financial Results

•	Sales totaled approximately $2.05 million for the three months ended March 31, 2025 as compared to pro forma revenue of $1.2 million for the three months ended March 31, 2024 which was a 59% increase for the first quarter year over year.
•	Gross margin for the first quarter was approximately 24%, which was impacted by the increase in tariffs.
•	Our loss from operations was approximately $3.3 million for the three months ended March 31, 2025 as compared to an operating loss of $1.3 million for the three months ended March 31, 2024. Included in this is non-cash stock compensation expense of $1.9 million and $0.1 million for the three months ended March 31, 2025 and 2024, respectively.
•	Net loss attributable to common shareholders for the first quarter 2025 was approximately $3.3 million or $0.21 per share as compared to a net loss of approximately $1.1 million for the first quarter 2024 or $0.18 per share. The decrease primarily relates to the increase in non-cash stock compensation expense incurred in 2025.
•	We had approximately $5.0 million of cash as of March 31, 2025 as compared to $3.7 million as of December 31, 2024. The increase in cash primarily relates to the cash exercise of warrants in February 2025 from our private placement. See table 1 for additional details.

For further information concerning our financial results, see the tables attached to this shareholders’ letter.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant component supplier to the fast-growing multi-billion-dollar US drone industry and the global defense business. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information visit Unusual Machines at https://www.unusualmachines.com/.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our expectation that we will expand enterprise sales throughout 2025, our ability to become cash flow positive and the timing, our ability to achieve rapid growth, our expectation concerning the impact from tariffs, our ability to anticipate market conditions, and the impact that the uncertain regulatory environment may have on our ability to accurately model for and grow our consumer business. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include the impact of and duration of the tariff policies, including (i) on the availability and cost of alternate supplies of drone parts, , (ii) on the economy, and (iii) the wars in Ukraine and Israel, as well as governmental delays, future interest rates, and our ability to enhance our existing products, develop new products and create new services for our customers and future customers, and the Risk Factors contained in our Form 10-Q, filed with the SEC on May 8, 2025, Prospectus Supplement filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2025 and in our Form 10-K for the year ended December 31, 2024. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

CS Investor Relations

917-633-8980

investors@unusualmachines.com

SOURCE: Unusual Machines, Inc.

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Table 1

Cash balance at December 31, 2024	$3.7M

Q4 cash financings:
Warrant exercises from Oct 2024 private placement	2.4M

Q4 cash spend:
Normal operations	(0.8M	)
Non-recurring legal and transition expenses	(0.1M	)
D&O insurance premiums for 2025	(0.2M	)

Cash Balance at March 31, 2025	$5.0M

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Unusual Machines, Inc.

Consolidated Condensed Balance Sheets

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,000,661	$3,757,323
Accounts receivable	50,950	66,575
Inventories	1,214,290	1,335,503
Prepaid inventory	835,279	904,728
Other current assets	205,147	31,500
Total current assets	7,306,327	6,095,629

Non-current assets:
Property and equipment, net	399	570
Operating lease right-of-use assets	306,250	323,514
Other assets	59,426	59,426
Goodwill	7,402,906	7,402,906
Intangible assets, net	2,205,108	2,225,530
Total non-current assets	9,974,089	10,011,946

Total assets	$17,280,416	$16,107,575

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$860,554	$668,732
Operating lease liability	70,654	67,820
Deferred revenue	117,171	197,117
Total current liabilities	1,048,379	933,669

Long-term liabilities
Deferred tax liability	93,793	93,793
Operating lease liability – long term	243,242	262,171

Total liabilities	1,385,414	1,289,633

Commitments and contingencies (See note 13)

Stockholders’ equity:
Preferred stock - $0.01 par value, 10,000,000 authorized
Series A preferred stock - $0.01 par value, 4,250 designated and 0 and 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	–	–
Series B preferred stock - $0.01 par value, 1,000 designated and 0 and 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	–	–
Series C preferred stock - $0.01 par value, 3,000 designated and 0 and 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	–	–
Common stock - $0.01 par value, 500,000,000 authorized and 16,830,170 and 15,122,018 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	168,302	151,221
Additional paid in capital	54,906,493	50,580,235
Accumulated deficit	(39,179,793)	(35,913,514)
Total stockholders’ equity	15,895,002	14,817,942

Total liabilities and stockholders’ equity	$17,280,416	$16,107,575

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Unusual Machines, Inc.

Consolidated Condensed Statement of Operations

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Sales	$2,042,300	$618,915

Cost of goods sold	1,545,493	414,748

Gross profit	496,807	204,167

Operating expenses:
Operations	302,602	112,322
Research and development	7,903	16,796
Selling and marketing	207,616	157,058
General and administrative	3,225,904	1,004,173
Depreciation and amortization	20,593	171
Total operating expenses	3,764,618	1,290,519

Loss from operations	(3,267,811)	(1,086,352)

Other income and (expense):
Interest income	1,532	–
Interest expense	–	(19,649)
Total other income and (expense)	1,532	(19,649)

Net loss before income tax	(3,266,279)	(1,106,001)

Income tax benefit (expense)	–	–

Net loss	$(3,266,279)	$(1,106,001)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.21)	$(0.18)

Weighted average common shares outstanding
Basic and diluted	15,902,473	6,065,857

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Unusual Machines, Inc.

Consolidated Condensed Statement of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

Three Months Ended March 31, 2024

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, December 31, 2023	190	$2	3,217,255	$32,173	$4,715,790	$(3,333,046)	$1,414,919

Issuance of common stock as settlement	–	–	16,086	161	64,183	–	64,344
Issuance of common shares, initial public offering, net of offering costs	–	–	1,250,000	12,500	3,837,055	–	3,849,555
Issuance of common shares, business combination	–	–	4,250,000	42,500	16,957,500	–	17,000,000
Conversion of preferred shares	(120)	(1)	600,000	6,000	(5,999)	–	–
Net loss	–	–	–	–	–	(1,106,001)	(1,106,001)

Balance, March 31, 2024	70	$1	9,333,341	$93,334	$25,568,529	$(4,439,047)	$21,222,817

Three Months Ended March 31, 2025

	Series A, Preferred Stock		Series B, Preferred Stock		Series C, Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, December 31, 2024	–	$–	–	$–	–	$–	15,122,018	$151,221	$50,580,235	$(35,913,514)	$14,817,942

Issuance of restricted common stock, equity incentive plan	–	–	–	–	–	–	483,546	4,835	(4,835)	–	–
Cash exercise of warrants	–	–	–	–	–	–	1,224,606	12,246	2,424,720	–	2,436,966
Stock compensation expense - vested stock	–	–	–	–	–	–	–	–	1,883,433	–	1,883,433
Stock option compensation expense	–	–	–	–	–	–	–	–	22,940	–	22,940
Net loss	–	–	–	–	–	–	–	–	–	(3,266,279)	(3,266,279)

Balance, March 31, 2025	–	$–	–	$–	–	$–	16,830,170	$168,302	$54,906,493	$(39,179,793)	$15,895,002

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Unusual Machines, Inc.

Consolidated Condensed Statement of Cash Flows

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(3,266,279)	$(1,106,001)
Depreciation and amortization	20,593	171
Share-based compensation expense	1,906,373	64,344
Change in assets and liabilities:
Accounts receivable	15,625	4,865
Inventory	121,213	148,765
Prepaid inventory	69,449	(377,144)
Other assets	(156,383)	(41,567)
Accounts payable and accrued expenses	191,822	53,722
Operating lease liabilities	(16,095)	(4,586)
Deferred revenue and other current liabilities	(79,946)	61,827
Net cash used in operating activities	(1,193,628)	(1,195,604)

Cash flows from investing activities
Cash portion of consideration paid for acquisition of businesses, net of cash received	–	(852,876)
Net cash used in investing activities	–	(852,876)

Cash flows from financing activities:
Proceeds from issuance of common shares	–	5,000,000
Proceeds from issuance of common shares, warrant exercises	2,436,966	–
Common share issuance offering costs	–	(637,687)
Net cash provided by financing activities	2,436,966	4,362,313

Net increase in cash	1,243,338	2,313,833

Cash and cash equivalents, beginning of period	3,757,323	894,773

Cash and cash equivalents, end of period	$5,000,661	$3,208,606

Supplemental disclosures of cash flow information:
Non-cash consideration paid for assets acquired and liabilities assumed	$–	$19,000,000
Deferred acquisition costs	$–	$100,000
Deferred offering costs recorded as reduction of proceeds	$–	$512,758

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